ALLIANCE MUNICIPAL TRUST

                Certificate of Designation

         The undersigned, being the Secretary of Alliance Municipal Trust (the "Trust"), a trust with transferable shares of the type commonly called a Massachusetts business trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred on the Trustees of the Trust by Section 6.1 of the Declaration of Trust dated April 16, 1985 (the "Original Declaration", and as from time to time amended, the "Declaration"), at a meeting of the Trustees duly called and held on July 14, 1994, the following resolution was adopted by the affirmative vote of a majority of the Trustees, to establish a new Portfolio of the assets of the Trust, designated "Alliance Virginia Portfolio", and to designate a series of the shares of the Trust representing the beneficial interest in such Portfolio, called the "Alliance Virginia Portfolio Series", and the powers, designations and preferences, and relative, participating, optional and other rights thereof, and the qualifications, limitations and restrictions thereof:

RESOLVED:   That there is hereby established and designated
            Alliance Virginia Portfolio as a portfolio of the Trust ("Alliance Virginia Portfolio"). The
            Beneficial interest in Alliance Virginia
            Portfolio shall be divided into a Series of Shares called the Alliance Virginia Portfolio
            Series.  The Shares of the Alliance Virginia
            Portfolio Series shall represent interests only in Alliance Virginia Portfolio, and an unlimited number of Shares of the Series may be issued.

                 (a)  Amendment, etc.  Subject to the
            provisions and limitations of Section 9.3 of the Declaration of Trust and applicable law, this Certificate of Designation may be amended by an instrument signed in writing by a majority of the Trustees (or by an officer of the Trust pursuant to the vote of a majority of the Trustees), provided, that, if any amendment would adversely affect the rights of the holders of Shares of the Alliance Virginia Portfolio Series such amendment may be adopted by the Trustees only if they have been authorized to do so by the vote in accordance with Section 7.1 of





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            the Declaration of Trust of the holders of a
            majority of all the Shares of such Series.

                 (b)  Declaration to Control.  Except as
            otherwise provided herein, the rights and obligations of the holders of Shares of the Alliance Virginia Portfolio Series shall be governed by the provisions of the Declaration.

                 (c)  Definitions Incorporated.  All
            capitalized terms used in this Certificate of Designation which are not defined herein are used with the same meanings as are assigned to those terms in the Declaration.

         The Trustees further direct that, upon the execution of this Certificate of Designation, the officers of the Trust take all necessary action to file a copy of this Certificate of Designation with the Secretary of State of The Commonwealth of Massachusetts, and at any other place required by law or by the Declaration of Trust.

         IN WITNESS WHEREOF, the undersigned has set his hand this 9th day of September, 1994.


                                 /s/ Edmund P. Bergan, Jr.
                             Name:   Edmund P. Bergan, Jr.
                             Title:  Secretary





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                      ACKNOWLEDGMENT

STATE OF NEW YORK  )
                   :
COUNTY OF NEW YORK )  ss.                  September 9, 1994


         Then personally appeared the above named Edmund P.
Bergan, Jr., and acknowledged the foregoing instrument to be his free act and deed.


                                    /s/ Mary Ann Milley
                                      Notary public

[NOTARIAL SEAL]                   My commission expires  1/6/96



































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